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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)

                               MAZEL STORES, INC.
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                                (Name of Issuer)

                         Common Stock, without par value
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                         (Title of Class of Securities)

                                   578792 103
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                                 (CUSIP Number)


On July 13, 2000, the reporting person ceased to be the beneficial owner of more than five percent of the class of securities.
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            (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which the
Schedule is filed:

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)

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CUSIP No.  578792 103            13G                           Page 2 of 5 Pages
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           NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    1.     Gregory Ian Shenk, MD
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           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

    2.     Not Applicable
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           SEC USE ONLY

    3.
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           CITIZENSHIP OR PLACE OF ORGANIZATION

    4.     United States of America
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                                      SOLE VOTING POWER

         NUMBER OF               5.   0
                             --------------------------------------------------
          SHARES

       BENEFICIALLY                   SHARED VOTING POWER

         OWNED BY                6.   0
                             --------------------------------------------------
           EACH
                                      SOLE DISPOSITIVE POWER
         REPORTING
                                 7.   0
          PERSON             --------------------------------------------------
                                      SHARED DISPOSITIVE POWER
           WITH
                                 8.   0
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           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    9.     0
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           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    [ ]
           SHARES*

   10.     Not Applicable
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           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.     0
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*

   12.     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  578792 103            13G                           Page 3 of 5 Pages
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ITEM 1(a). NAME OF  ISSUER:  MAZEL STORES, INC.


      (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  31000 Aurora Road, Solon, Ohio 44139

ITEM 2(a). NAME OF PERSON FILING:  Gregory Ian Shenk, MD


      (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  540 Frontage Road, Suite 3160
                  Northfield, Illinois 60092

      (c). CITIZENSHIP:  USA


      (d). TITLE OF CLASS OF SECURITIES:  Common Stock, without par value


      (e). CUSIP NUMBER:  578792 103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)   Amount beneficially owned:  0
           (b)   Percent of class: 0
           (c)   Number of shares as to which such person has:
           (i)   Sole power to vote or to direct the vote 0
           (ii)  Shared power to vote or to direct the vote 0
           (iii) Sole power to dispose or to direct the disposition of 0
           (iv)  Shared power to dispose or to direct the disposition of 0


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CUSIP No.  578792 103            13G                           Page 4 of 5 Pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.


ITEM 10. CERTIFICATIONS.

         Not Applicable.

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CUSIP No.  578792 103            13G                           Page 5 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                         July 13, 2000
                                                  ------------------------------
                                                         (Date)


                                                         /s/ Gregory Shenk, M.D.
                                                  ------------------------------
                                                         (Signature)


                                                         Gregory Ian Shenk, MD
                                                  ------------------------------
                                                         (Name/Title)